Exhibit 99.1

Kindred Rehabilitation Hospital
Historical Statement of Revenues and Certain Direct Operating Expenses
For the Year ended December 31, 2018

Independent Auditor’s Report

Board of Directors and Stockholders
Community Healthcare Trust Incorporated
Franklin, Tennessee

We have audited the accompanying Historical Statement of Revenues and Certain Direct Operating Expenses of the inpatient rehabilitation hospital (the “Kindred Rehabilitation Hospital”) acquired on February 22, 2019 pursuant to the purchase agreement dated January 16, 2019 between CHCT Texas, LLC, a subsidiary of Community Healthcare Trust Incorporated, and LS Humble Lessor Corp. and the related notes (“Historical Statement”) for the year ended December 31, 2018.

Management’s Responsibility for the Historical Statement

Management is responsible for the preparation and fair presentation of the Historical Statement in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the Historical Statement that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on this Historical Statement based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Statement is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the Historical Statement. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the Historical Statement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the Historical Statement in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the Historical Statement.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the Historical Statement referred to above presents fairly, in all material respects, the revenues and certain direct operating expenses, as described in Note 2, of the Kindred Rehabilitation Hospital for the year ended December 31, 2018, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying Historical Statement was prepared for the purpose of complying with the rules and regulations of the U.S. Securities and Exchange Commission as described in Note 2, and is not intended to be a complete presentation of the Kindred Rehabilitation Hospital’s revenues and expenses. Our opinion is not modified with respect to this matter.

/s/ BDO USA, LLP

Nashville, Tennessee
November 5, 2019

Kindred Rehabilitation Hospital
Historical Statement of Revenues and Certain Direct Operating Expenses
For the Year ended December 31, 2018
(Dollars in thousands)

For the Year Ended December 31, 2018

Rental income	$2,725
Certain direct operating expenses	—
Revenues in excess of certain direct operating expenses	$2,725

See accompanying notes to historical statement of revenues and certain direct operating expenses.

Kindred Rehabilitation Hospital
Notes to Historical Statement of Revenues and Certain Direct Operating Expenses
(Dollars in thousands)

(1)    Business
The inpatient rehabilitation hospital (“Kindred Rehabilitation Hospital”), acquired from LS Humble Lessor Corporation on February 22, 2019, is located in Humble, Texas.

(2)     Basis of Presentation
 The accompanying Historical Statement of Revenues and Certain Direct Operating Expenses (“Historical Statement”) has been prepared for the purpose of complying with Rule 3-14 of Regulation S-X of the U.S. Securities and Exchange Commission and is not intended to be a complete presentation of Kindred Rehabilitation Hospital’s revenues and expenses. The Historical Statement has been prepared on the accrual basis of accounting and required management of Kindred Rehabilitation Hospital to make estimates and assumptions that affect the reported amounts of the revenues and expenses during the reporting period. Actual results may differ from those estimates.

(3)     Revenues
     Kindred Rehabilitation Hospital is an inpatient rehabilitation hospital and is occupied under a triple net lease agreement with a healthcare provider that expires in 2029. The lease is accounted for as an operating lease. The lease includes provisions for base rent and provisions under which the tenant directly pays for real estate taxes and other other operating costs. Base rent is recognized over the life of the lease agreement on a straight-line basis. Revenues on the Historical Statement include straight-line rent of approximately $0.2 million for the year ended December 31, 2018. Revenues related to reimbursed costs received by Kindred Rehabilitation Hospital from the tenant, if any, are recognized in the period the applicable costs are incurred and billed to the tenant pursuant to the lease agreement. The lease has two, five-year renewal options.
      Future minimum lease payments due under the non-cancelable operating lease at December 31, 2018 were as follows:

2019	$2,634
2020	2,700
2021	2,767
2022	2,837
2023	2,907
2024 and thereafter	15,938
Total	$29,783

The lease requires the tenant to pay for real estate taxes and other operating expenses, which are paid directly to third parties, by the tenant and are excluded from the amounts above.

(4)     Certain Direct Operating Expenses
 Certain direct operating expenses include only those costs expected to be comparable to the proposed future operations of the Kindred Rehabilitation Hospital. Costs such as depreciation, amortization, interest, income taxes, administrative and professional fees are excluded from the Historical Statement. Also, costs paid directly by the tenant are excluded from the Historical Statement.

(5)     Subsequent Events
Kindred Rehabilitation Hospital evaluated subsequent events through November 5, 2019, the date the Historical Statement was available to be issued.